Exhibit 23-1

Independent Auditors' Consent

We consent to the incorporation by reference in this Registration Statement of Public Service Enterprise Group Incorporated on Form S-3 of our report dated February 12, 1999 appearing in the 1998 Annual Report on Form 10-K of Public Service Enterprise Group Incorporated and to reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE  LLP

Parsippany, New Jersey
May 21, 1999